HARRIS INSIGHT FUNDS TRUST

                          DISTRIBUTION PLAN - B SHARES
                        [adopted pursuant to Rule 12b-1]

         This Distribution Plan (the "Distribution Plan") is adopted by Harris Insight Funds Trust, a Massachusetts business trust, (the "Company"), on behalf of the B Shares class of the Harris Insight Money Market Fund, Harris Insight Equity Fund, Harris Insight Equity Income Fund, Harris Insight Growth Fund, Harris Insight Index Fund, Harris Insight Small-Cap Opportunity Fund, Harris Insight Small-Cap Value Fund, Harris Insight International Fund, Harris Insight Balanced Fund, Harris Insight Bond Fund, Harris Insight Intermediate Government Bond Fund, Harris Insight Tax-Exempt Bond Fund, Harris Insight Emerging Markets Fund, Harris Insight Large-Cap Aggressive Growth Fund, Harris Insight Small-Cap Aggressive Growth Fund, and Harris Insight Technology Fund (each, a "Fund" and collectively, the "Funds"), each of which is a portfolio of the Company, pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), subject to the following terms and conditions:

         SECTION 1.        COMPENSATION.

         Each Fund shall pay to the Distributor, as the distributor of shares of the Fund, compensation for the Distributor's sales and distribution activities (which include the services of the Distributor, its affiliates, and such other broker-dealers as it may select in connection with the sales and distribution of the Fund's shares and may be spent by the Distributor, its affiliates, and such broker-dealers on any activities or expenses related to the distribution and marketing of the Fund's shares) at the annual rate of 0.75% of the average daily net asset value of B Shares attributable to shares issued since the adoption of this Distribution Plan, less the average daily aggregate net asset value of the shares of the Fund redeemed since the inception of the Distribution Plan upon which a contingent deferred sales charge has been imposed or upon which such charge has been waived. Such compensation shall be calculated daily and paid monthly or at such other interval as the Board of Trustees shall determine. All expenses incurred by the Company in connection with the implementation of this Distribution Plan with respect to the B Shares class of a Fund shall be borne entirely by the holders of that class of shares of that Fund.

         SECTION 2. PAYMENTS BY THE FUNDS' DISTRIBUTOR, INVESTMENT ADVISER AND/OR PORTFOLIO MANAGEMENT AGENT.

         Pursuant to the Distribution Plan, the Funds' distributor, investment adviser and/or portfolio management agent may provide payments (i) to financial institutions such as banks, securities dealers or other industry professionals, such as investment advisers, accountants, and estate planning firms for providing the various services described in the Funds' Service Plan and Servicing Agreements and (ii) for sales,


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marketing and distribution services and expenses, including the distribution of sales literature and advertising provided by the distributor of Fund shares. Payments made by the Funds' distributor, investment adviser and/or portfolio management agent, respectively, shall be made from their own resources without reimbursement by the Funds.

         SECTION 3.        APPROVAL BY SHAREHOLDERS.

         The Distribution Plan will not take effect with respect to a Fund, and no fee will be payable in accordance with Section 1 of the Distribution Plan, until the Distribution Plan has been approved by a vote of a majority of the outstanding voting securities of the Fund except as provided in the Rule.

         SECTION 4.        APPROVAL BY DIRECTORS.

         Neither the Distribution Plan nor any related agreements will take effect with respect to a Fund until approved by a majority vote of both (a) the full Board Members of the Company and (b) those Board Members who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Distribution Plan or in any agreements related to it (the "Independent Board Members"), cast in person at a meeting called for the purpose of voting on the Distribution Plan and the related agreements.

         SECTION 5.        CONTINUANCE OF THE DISTRIBUTION PLAN.

         The Distribution Plan will continue in effect from year to year with respect to a Fund, so long as its continuance is specifically approved annually by vote of the Company's Board Members in the manner described in Section 4 above.

         SECTION 6.        TERMINATION.

         The Distribution Plan may be terminated with respect to a Fund at any time, without penalty, by vote of a majority of the Independent Board Members or by a vote of a majority of the outstanding voting securities of the Fund.

         SECTION 7.        AMENDMENTS.

         The Distribution Plan may not be amended with respect to a Fund to increase materially the amount of the fees described in Section 1 above, unless the amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and any material amendments to the Distribution Plan must also be approved by the Company's Board Members in the manner described in
Section 4 above.

         SECTION 8.        SELECTION OF CERTAIN BOARD MEMBERS.

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         While the Distribution Plan is in effect, the selection and nomination of the Company's Board Members who are not interested persons of the Company will be committed to the discretion of the Board Members then in office who are not interested persons of the Company.

         SECTION 9.        WRITTEN REPORTS.

         In each year during which the Distribution Plan remains in effect with respect to a Fund, the Company's administrator or co-administrator will prepare and furnish to the Company's Board Members, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, that set out the amounts expended under the Distribution Plan relating to the Fund and the purposes for which those expenditures were made.

         SECTION 10.       PRESERVATION OF MATERIALS.

         The Company will preserve copies of the Distribution Plan, any agreement relating to the Distribution Plan and any report made pursuant to
Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Distribution Plan, agreement or report.

         SECTION 11.       MEANINGS OF CERTAIN TERMS.

         As used in the Distribution Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.





Dated:  1 November 2000